                                                                  EXHIBIT (C)(4)

CREDIT SUISSE FIRST BOSTON                    CANADIAN IMPERIAL BANK OF COMMERCE
Eleven Madison Avenue                                       425 Lexington Avenue
New York, NY 10010                                            New York, NY 10017

                               November 23, 1997

Apollo Investment Fund III
1301 Avenue of the Americas
New York, NY 10019
Attn: Edward Yorke

Liberty Media Corporation
8101 East Prentice Avenue
Suite 500
Englewood, CO 80111
Attn: David Koff

Sony Pictures Entertainment Inc.
10202 West Washington Boulevard
Culver City, CA 90232-3195
Attn: Yair Landau

Bastion Capital Fund, L.P.
1999 Avenue of the Stars, Suite 2960
Los Angeles, California 90067
Attn: Guillermo Bron

                       Senior Secured Credit Facilities
                       --------------------------------
                               Commitment Letter
                               -----------------

Ladies and Gentlemen:

          You have advised Credit Suisse First Boston ("CSFB") and Canadian
                                                        ----
Imperial Bank of Commerce ("CIBC" and, together with CSFB, "we", "us" or the
                            ----
Arrangers") that Apollo Investment Fund III ("Apollo"), Liberty Media
                                              ------
Corporation ("Liberty"), Sony Pictures Entertainment Inc. ("SPE") and Bastion
              -------                                       ---
Capital Fund, L.P. ("Bastion" and, together with Apollo, Liberty and SPE, the
                     -------
"Sponsors" or "you") intend to form a company ("Holdings") that will, through a
---------      ---                              --------
newly formed wholly owned subsidiary ("Newco"), acquire (the "Acquisition") all
                                       -----                  -----------
of the outstanding capital stock of Telemundo Group, Inc. ("Target"). In
                                                            ------
connection with the Acquisition, Target will refinance (the "Refinancing")
                                                             -----------
$192.0 million aggregate principal amount of its 7/10 1/2% Senior Notes due 2006 and its existing $20.0 million working capital facility (the "Target W/C
                                                              ----------
Facility"). References to the "Company" mean Holdings and its subsidiaries after
--------                       -------
giving effect to the Acquisition and the Network Sale (as defined).

          You have advised us that the total funds necessary to consummate the Acquisition and the Refinancing and to pay related fees and expenses will be approximately $753.6 million (excluding the assumption of $5.6 million in capital leases) plus any amounts then outstanding under the Target W/C Facility. (The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex I to the Summary of Principal Terms and
                              -------
Conditions attached hereto as Exhibit A (the "Term Sheet")). Such funds will be
                              ---------       ----------
provided by (i) a cash common equity contribution to Holdings of not less than $267.1 million from the Sponsors (with Apollo and Bastion contributing 50.1% and Liberty and SPE contributing the balance), which is contributed to Newco as common equity (the "Equity Contribution"), (ii) the issuance and sale by
                    -------------------
Holdings of senior discount debentures (the "Debentures") for gross proceeds of
                                             ----------
not less than $100.0 million and not more than $125.0 million, which proceeds are contributed to Newco as common equity, (iii) borrowings of $319.4 million by Newco under senior secured credit facilities aggregating $350.0 million (the "Credit Facilities"); provided, however, that, as Borrower may elect upon
------------------    --------  -------
closing, the amount by which gross proceeds of the Debentures exceed $100.0 million shall (a) reduce the amount of the Tranche A of the Credit Facilities or
(b) be utilized to repay funded debt thereof, and (iv) the concurrent sale (the "Network Sale") by Target to Liberty and SPE of its Spanish-language television
 ------------
network (the "Network") for not less than $67.1 million. The (a) Acquisition,
              -------
(b) Refinancing, (c) Equity Contribution, (d) issuance and sale of the Debentures, (e) initial borrowings under the Credit Facilities, and (f) Network Sale are collectively referred to herein as the "Transactions."
                                                 ------------

          You have requested that the Arrangers (i) commit to provide the Credit Facilities and (ii) agree to structure, arrange and syndicate the Credit Facilities. You have received from us (or one of our affiliates), by a separate letter, a commitment with respect to the Debentures.

          In connection with the foregoing, each of the Arrangers is pleased to advise you of its commitment to provide 50% of the entire amount of the Credit Facilities, and the Arrangers are pleased to advise you of their agreement to act as exclusive advisors and arrangers for the Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Term Sheet (together, the "Commitment Letter").
                                                        -----------------

          As consideration for the Arrangers' commitment hereunder and agreement to perform the services described herein, you agree, jointly and severally, to pay to the Arrangers the nonrefundable fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter").
                                                                  ----------

          The Arrangers' commitments hereunder and agreements to perform the services described herein are subject to the satisfaction of each of the conditions set forth or referred to in the Term Sheet.

          You agree that the Arrangers will act as the sole and exclusive advisors and arrangers for the Credit Facilities and will be awarded the titles set forth in the Term Sheet, and will, in such capacities, perform the duties and exercise the authority set forth in the Term Sheet and as customarily performed and exercised by them in such roles. The Arrangers, in their discretion, may appoint one or more collateral agents for the Credit Facilities (which may include the Arrangers and their affiliates). You agree that no other agents, advisors, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facilities unless you and we shall so agree.

          We intend to syndicate the Credit Facilities to a group of financial institutions (together with the Arrangers, the "Lenders") identified by us in
                                                -------
consultation with you. The Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and each of you agrees to assist the Arrangers in completing a syndication satisfactory to them. Such assistance shall include (i) each of you using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your respective existing lending relationships, (ii) direct contact between your respective senior management and advisors and the proposed Lenders (and each of you using your best efforts to cause direct contact between senior management and advisors of the Company and the proposed Lenders), (iii) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (iv) the hosting, with the Arrangers, of one or more meetings with prospective Lenders.

          The Arrangers (with CSFB acting as book runner) will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, what titles (if any) they will be awarded, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, each of you agrees to promptly prepare and provide to the Arrangers all information with respect to the Company and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections") as we may reasonably
                                            -----------
request in connection with the arrangement and syndication of the Credit Facilities. Each of you hereby represents and covenants that (i) all written information other than the Projections (the "Information") that has been or will
                                             -----------
be made available to the Arrangers by any of you or your representatives in connection with the Transactions is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Arrangers by any of you or your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions. Each of you agrees to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remain correct without regard to when such Information and Projections were furnished. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without responsibility for independent verification thereof.

          You hereby agree, jointly and severally, (i) to indemnify and hold harmless each of CSFB and its affiliates and the respective officers, directors, employees, advisors and agents of each (each, a "CSFB Indemnified Person") and
                                                 -----------------------
CIBC and its affiliates and the respective
officers, directors, employees, advisors and agents of each (each, a
"CIBC Indemnified Person", and, together with a CSFB Indemnified Person, the
 -----------------------
"indemnified persons") from and against any and all losses, claims, damages and
 -------------------
liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing ("Proceedings"), regardless of whether any indemnified person is a party, thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that with respect to a CSFB Indemnified
                      --------  -------
Person or CIBC Indemnified Person, the foregoing indemnity will not apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a court of competent jurisdiction in a final non-appealable judgment to have resulted from the willful misconduct or gross negligence of any CSFB Indemnified Person or CIBC Indemnified Person, respectively, and (ii) to reimburse the Arrangers and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultants' fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for or entitled to any indirect or consequential damages in connection with its activities related to the Credit Facilities.

          Promptly after receipt by an indemnified person of notice of the commencement of any Proceedings, such indemnified person will, if a claim in respect thereof is to be made against you, notify you in writing of the commencement thereof; provided, however, that the omission so to notify you will
                      -------- --------
not relieve you from any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure. In case any such Proceedings are brought against any indemnified person and it notifies you of the commencement thereof, you will be entitled to participate therein, and, to the extent that you may elect by prior written notice delivered to such indemnified person, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person; provided, however, that if the
                                         --------  -------
defendants in any such Proceedings include both such indemnified person and one or more of you and such indemnified person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to you, such indemnified person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such indemnified person. Upon receipt of notice from you to such indemnified person of your election so to assume the defense of such Proceedings and approval by such indemnified person of counsel, you shall not be liable to such indemnified person for expenses incurred by such indemnified person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such indemnified person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) you shall not have employed counsel reasonably satisfactory to such indemnified person to represent such indemnified person within a reasonable time after notice of commencement of the Proceedings or (iii) you shall have authorized in writing the employment of counsel for such indemnified person.

          This Commitment Letter and the Arrangers' commitments hereunder shall not be assignable by any of you without the prior written consent of the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of you and the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

          This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER. Each of you irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to a Sponsor at its address set forth above shall be effective service of process against such Sponsor for any such suit, action or proceeding brought in any such court. Each of you irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(i) on a confidential basis to your respective officers, agents and advisors who are directly involved in the consideration of this matter or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however,
                                                             --------  -------
that you may disclose this Commitment Letter and its terms and substance (but not the Fee Letter or its terms and substance), on a confidential basis, to Target and its directors, officers, employees, agents and advisors.

          The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Arrangers' commitment hereunder; provided, however, that the
                                 --------  -------

Sponsors' obligations, liabilities and representations hereunder and thereunder shall terminate upon the closing of the transactions contemplated hereby and thereby.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on December 5, 1997. The Arrangers' commitments and agreements contained herein will expire at such time in the event the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Credit Facilities does not occur on or before June 30, 1998, then this Commitment Letter and the Arrangers' commitments and undertakings hereunder shall automatically terminate (the date of such termination, the "Drop-Dead
                                                                  ---------
Date") unless the Arrangers shall, in their sole discretion, agree to an extension; provided, however, that so long as the Sponsors and Target have used
           --------  -------
their reasonable best efforts to consummate the Transactions on or before June 30, 1998, if the Transactions have not been consummated on or before June 30, 1998 solely because approval of the Federal Communications Commission ("FCC")
                                                                        ---
has not been obtained or the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated, the Arrangers agree to extend the Drop-Dead Date to August 31, 1998.

          The Arrangers are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,

                              CREDIT SUISSE FIRST BOSTON

                              By:  /s/
                                   -----------------------------
                                   Name:
                                   Title:

                              By:  /s/ Jeff Howe
                                   -----------------------------
                                   Name:  Jeff Howe
                                   Title:  Director

                              CANADIAN IMPERIAL BANK OF COMMERCE

                              By:  /s/
                                   -----------------------------
                                   Name:
                                   Title:

Accepted and agreed to as
of the date first written above by:

APOLLO INVESTMENT FUND III                       BASTION CAPITAL FUND, LP
By:  Apollo Advisors II, L.P.,                   By:  Bastion Partner, L.P.,
     its General Partner                              its General Partner
By:  Apollo Capital Management II, Inc.,         By:  Bron Corp.,
     its General Partner                              its General Partner

     By:  /s/ Edward Yorke                         By:  /s/ Guillermo Bron
          ------------------                            ------------------
          Edward Yorke                                  Guillermo Bron
          Vice President                                President

LIBERTY MEDIA CORPORATION                        SONY PICTURES ENTERTAINMENT INC.

By:  /s/ David Koff                              By:  /s/ Yair Landau
     ------------------                               ------------------
     Name:  David Koff                                Name:  Yair Landau
     Title:  Vice President                           Title:  Executive Vice President

CONFIDENTIAL                                                           EXHIBIT A
November 23, 1997

                       Senior Secured Credit Facilities
                       ---------------------------------
                  Summary of Principal Terms and Conditions/1/
                  --------------------------------------------

Borrower:                           A wholly owned subsidiary ("Newco" or the
---------                           "Borrower") of a corporation ("Holdings") to
                                    be formed by Apollo Investment Fund III,
                                    Liberty Media Corporation, Sony, Pictures
                                    Entertainment Inc. and Bastion Capital Fund,
                                    L.P. to acquire (the "Acquisition")
                                    Telemundo Group, Inc. ("Target"). References
                                    to the "Company" mean Holdings and its
                                    subsidiaries after giving effect to the
                                    Acquisition.

Advisors and Arrangers:             CSFB and CIBC will act as sole advisors and
-----------------------             arrangers for the Credit Facilities (the
                                    "Arrangers"), and will perform the duties
                                    customarily associated with such roles.

Administrative Agent:               CSFB will act as administrative and
---------------------               collateral agent for the Credit Facilities
                                    (the "Administrative Agent"), and will
                                    perform the duties customarily associated
                                    with such role.

Co-Syndication Agents:              CSFB and CIBC will act as Co-Syndication
----------------------              Agents for the Credit Facilities (the "Co-
                                    Syndication Agents"), and will perform the
                                    duties customarily associated with such
                                    roles.

Documentation Agent:                CIBC will act as Documentation Agent for the
--------------------                Credit Facilities (the "Documentation
                                    Agent"), and will perform the duties
                                    customarily associated with such role.

Lenders:                            The Arrangers and a syndicate of other
--------                            financial institutions (the "Lenders")
                                    reasonably acceptable to the Borrower and
                                    the Co-Syndication Agents.

Type of Facilities:                 Senior secured credit facilities aggregating
-------------------                 $350.0 million (the "Credit Facilities"),
                                    comprised of (i) a reducing revolving credit
                                    facility of $150.0 million (the "Revolving
                                    Credit Facility"), (ii) a Tranche A term
                                    loan facility of $100.0 million (the
                                    "Tranche A Facility") and (iii) a Tranche B
                                    term loan facility of $100 million (the
                                    "Tranche B Facility" and, together with the
                                    "Tranche A Facility," the "Term Loan
                                    Facilities");

--------------------------
/1/ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                                    provided, however, that, as Borrower may elect upon closing, the amount by which gross proceeds of the Debentures exceed
                                    $100.0 million shall (a) reduce the amount of the Tranche A Facility or (b) be utilized to repay funded debt thereof.

Availability and                    The Term Loan Facilities will be available
----------------                    in a single drawing on the date of the
Maturity                            closing of the Acquisition (the "Closing
--------                            Date"). The Tranche A Facility will mature
                                    seven years from the Closing Date and the
                                    Tranche B Facility will mature eight and
                                    one-half years from the Closing Date. The
                                    Term Loan Facilities will amortize in
                                    quarterly installments pursuant to
                                    schedules to be agreed upon.

                                    The Revolving Credit Facility will be
                                    available on a revolving basis during the period commencing on the Closing Date and ending on the seventh anniversary, thereof
                                    (the "Termination Date"). The commitment under the Revolving Credit Facility (the
                                    "Revolving Credit Commitment") will be
                                    reduced from time to time pursuant to a
                                    schedule to be agreed upon and pursuant to provisions described under "Mandatory
                                    Prepayments and Reductions in Commitments."

Purpose:                            On the Closing Date, proceeds aggregating
--------                            approximately $319.4 million from the sum of
                                    (x) borrowings under the Term Loan
                                    Facilities (which will be fully drawn) and
                                    (y) a $119.4 million borrowing under the
                                    Revolving Credit Facility will be used to
                                    finance, in part, the Acquisition and the
                                    Refinancing and to pay related fees and
                                    expenses); provided, however, that, as
                                    Borrower may elect upon closing, the amount
                                    by which gross proceeds of the Debentures
                                    exceed $100.0 million shall (a) reduce the
                                    amount of the Tranche A Facility or (b) be
                                    utilized to repay funded debt thereof. In
                                    addition, the Target W/C Facility shall be
                                    refinanced with proceeds from the Revolving
                                    Credit Facility. The additional funds
                                    necessary to consummate the Acquisition and
                                    the Refinancing will be provided by (i) a
                                    cash common equity contribution to Holdings
                                    of not less than $267.1 million from the
                                    Sponsors (with Apollo and Bastion
                                    contributing 50.1% and Liberty and SPE
                                    contributing the balance), which is
                                    contributed to Newco as common equity (the
                                    "Equity Contribution"), (ii) the issuance
                                    and sale by Holdings of senior discount
                                    debentures on the terms and conditions set
                                    forth in the commitment letter, dated the
                                    date hereof, to you with respect thereto
                                    (the "Debentures") for gross proceeds of up
                                    to $125.0 million (but not less than $100
                                    million), which proceeds are contributed to
                                    Newco as

                                    common equity, and (iii) the concurrent sale
                                    (the "Network Sale") by Target to Liberty and SPE of its Spanish language television network (the "Network") for not less than $67.1 million. The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex I.
                                    The (a) Acquisition, (b) Refinancing, (c) initial borrowings under the Credit
                                    Facilities, (d) Equity Contribution, (e) issuance and sale of the Debentures and (f)
                                    Network Sale are referred to herein as the "Transactions."

                                    Following the Transactions, the Revolving
                                    Credit Facility will be used to provide for working capital and general corporate purposes and, subject to a sublimit to be agreed upon, letter of credit requirements.

Guarantees:                         All obligations of the Borrower under the
-----------                         Credit Facilities will be unconditionally
                                    guaranteed by Holdings and each existing and
                                    subsequent acquired or organized domestic
                                    subsidiary of Holdings as fully as is
                                    permitted by applicable law.

Security:                           The Credit Facilities will be secured as
---------                           fully as is permitted by applicable law by
                                    substantially all the assets of Holdings and
                                    each existing and subsequently acquired or
                                    organized subsidiary of Holdings
                                    (collectively, the "Collateral"), including
                                    but not limited to (i) a first priority
                                    pledge of all the capital stock of the
                                    Borrower and each existing and each
                                    subsequently acquired or organized
                                    subsidiary of the Borrower (including each
                                    License Subsidiary (as defined)) and (ii)
                                    perfected first priority security interests
                                    in, and mortgages on, substantially all
                                    tangible and intangible assets of Holdings
                                    and each existing and subsequently acquired
                                    or organized subsidiary of Holdings
                                    (including, but not limited to, accounts
                                    receivable, inventory, general intangibles,
                                    intellectual property, real property,
                                    material contracts (including affiliation
                                    and programming agreements), cash and
                                    proceeds of the foregoing, but excluding FCC
                                    licenses to the extent security interests
                                    therein may not be perfected under
                                    applicable law).

                                    Notwithstanding the foregoing, (i) the
                                    assets of the Borrower's Puerto Rican
                                    subsidiary (the "PR Sub") shall be excluded from the lien securing the Credit
                                    Facilities, (ii) the PR Sub shall grant a security interest in such assets to the Borrower for the purpose of securing the currently outstanding promissory notes payable by the PR Sub to the Borrower, (iii) such promissory notes shall be pledged to secure the Credit Facilities, and (iv)

                                    65% of the voting stock and 100% of the non-voting stock of the PR Sub will be pledged to secure the Credit Facilities (the capital of the PR Sub having been restructured so that substantially all of the economic interest therein will be owned by the holders of the non-voting stock).
                                    Furthermore, the Borrower will be permitted to transfer the FCC License for its Puerto
                                    Rican station from the U.S. License
                                    Subsidiary in which it is currently held if
                                    (i) the Borrower believes in good faith that such transfer would substantially reduce the likelihood of the Borrower being subject to a material tax liability, (ii) such FCC
                                    License shall be transferred to a newly
                                    formed directly owned Puerto Rican
                                    subsidiary of the Borrower and (iii) 65% of the voting stock and 100% of the non-voting stock of such newly formed subsidiary shall be pledged to secure the Credit Facilities
                                    (the capital of such subsidiary being
                                    structured so that substantially all of the equity interest therein will be owned by the holders of the non-voting stock).

                                    All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders and, subject to limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Interest Rates and Fees:            The interest rate under the Credit
------------------------            Facilities will be, at the Borrower's
                                    option, (i) Adjusted LIBOR plus the
                                    Applicable Margin or (ii) the Base Rate plus
                                    the Applicable Margin. The Applicable Margin
                                    for the Revolving Credit Facility and the
                                    Tranche A Facility will be determined by a
                                    grid based on Total Borrower Debt to EBITDA
                                    and will initially be (a) 187.5 basis points
                                    for Adjusted LIBOR loans and (b) 87.5 basis
                                    points for Base Rate loans. The Applicable
                                    Margin for the Tranche B Facility will be
                                    (a) 212.5 basis points for Adjusted LIBOR
                                    loans and (b) 112.5 basis points for Base
                                    Rate Loans.

                                    The Borrower may elect interest periods of 1, 3 or 6 months for LIBOR borrowings, as long as no interest period extends beyond the Termination Date. Calculation of interest shall be on the basis of the actual number of days elapsed in a 360-day year and interest shall be payable at the end of each interest period and, in any event, at least every three months. Adjusted LIBOR will at all times include statutory reserves.

                                    Commitment fees on the undrawn portion of the Revolving Credit Commitment will be determined by a grid based on Total Borrower
                                    Debt to EBITDA and will initially be 0.50% per annum. Commitment fees will accrue from the Closing Date and be payable quarterly in arrears and upon the termination of any commitment, in each case for the 360-day year.

                                    During the continuance of any payment
                                    default or any Event of Default, interest will accrue at the applicable interest rate plus 2.0% per annum.

                                    The definitive documentation for the Credit
                                    Facilities (the "Credit Documents") will include customary protective provisions for such matters as increased costs, funding losses, illegality, capital adequacy, taxes and "breakage" costs.

Mandatory                           Usual for facilities and transactions of
---------                           this type and others to be agreed upon,
Prepayments and                     including, but not limited to, prepayment
---------------                     with agreed-upon percentages of excess cash
Reductions in                       flow and net proceeds from asset sales,
-------------                       warranty or insurance claims and any debt or
Commitments:                        equity securities issuances. Under certain
------------                        circumstances to be agreed upon, mandatory
                                    prepayments with excess cash flow or
                                    proceeds from asset sales, debt or equity
                                    securities issuances will not apply.
                                    Prepayments will be applied toward
                                    amortization payments (in inverse order of
                                    maturity) pro rata between the Term Loan
                                    Facilities prior to application toward the
                                    Revolving Credit Facility; provided that
                                    Lenders under the Tranche B Facility may
                                    waive any prepayment, in which case, the
                                    waived portion of any such prepayment will
                                    be allocated to the Tranche A Facility
                                    before allocation toward the Revolving
                                    Credit Facility.

Voluntary Prepayments               Loans under the Term Loan Facilities may be
---------------------               prepaid at any time in whole or in part at
and Reductions in                   the option of the Borrower, in a minimum
-----------------                   principal amount and in multiples to be
Commitments:                        agreed upon, without premium or penalty
------------                        (except breakage costs). Such prepayments
                                    will be applied toward amortization payments
                                    (in inverse order of maturity) pro rata
                                    between the Term Loan Facilities.

                                    The unutilized portion of the Revolving
                                    Credit Commitment may be reduced at any time at the option of the Borrower and loans may be repaid at any time at the option of the Borrower, in a minimum principal amount, without premium or penalty (except breakage costs).

Conditions Precedent                Usual for facilities and transactions of
--------------------                this type and others to be agreed upon,
to Initial Extension                including, but not limited to, interest rate
--------------------                and foreign currency hedging strategy and
of Credit:                          the conditions set forth on Annex II.
----------

Conditions to All                   Each extension of credit under the Credit
-----------------                   Facilities will be subject to the (i)
Extension of Credit:                absence of any Default or Event of Default,
--------------------                (ii) continued accuracy of representations
                                    and warranties (except representations and
                                    warranties which are made only as of a prior
                                    date) and (iii) absence of any material
                                    adverse change with respect to the financial
                                    condition, operations, assets or prospects
                                    of Holdings, the Borrower and their
                                    subsidiaries, taken as a whole, or their
                                    respective abilities to perform their
                                    obligations under the Credit Documents.

Representations and                 Usual for facilities and transactions of
-------------------                 this type and others to be agreed upon,
Warranties:                         including, but not limited to, accuracy of
-----------                         financial statements and information; no
                                    material adverse change; absence of
                                    litigation; no violation of agreements or
                                    instruments; compliance with laws; payment
                                    of taxes; ownership of properties; solvency;
                                    effectiveness of regulatory, approvals
                                    (including FCC licenses); labor matters;
                                    subject to the second paragraph under
                                    "Security" above, the licenses for all
                                    Puerto Rican operations shall be held by
                                    corporations incorporated in one of the 50
                                    states of the United States; and
                                    environmental matters.

Affirmative Covenants:              Usual for facilities and transactions of
----------------------              this type and others to be agreed upon,
                                    including, but not limited to, maintenance
                                    of corporate existence and rights;
                                    performance of obligations; delivery of
                                    audited financial statements, other
                                    financial information and notices of default
                                    and litigation; maintenance of properties in
                                    good working order; maintenance of
                                    insurance; compliance with laws; inspection
                                    of books and properties; further assurances;
                                    payment of taxes; and segregation of each
                                    material FCC license in separate
                                    subsidiaries (the "License Subsidiaries").

Negative Covenants:                 Usual for facilities and transactions of
-------------------                 this type and others to be agreed upon,
                                    including, but not limited to, limitations
                                    on dividends on, and redemptions and
                                    repurchases of, capital stock (other than
                                    Debentures to the extent that certain tests
                                    to be agreed upon are met); limitations on
                                    prepayments, redemptions or repurchases of
                                    debt; limitations on liens and

                                    sale-leaseback transactions; limitations on loans and investments; limitations on preferred stock and debt issuances;
                                    limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates, including transfers of licenses to non-United States affiliates
                                    (but subject to the second paragraph under "Security" above); limitations on dividend and other restrictions affecting subsidiaries; limitations on issuance of subsidiary capital stock; limitations on changes in business; limitations on amendment of debt and other material agreements; limitations on capital expenditures; and maintenance of the passive holding company nature of Holdings.

Selected Financial                  Usual for facilities and transactions of
------------------                  this type and others to be agreed upon,
Covenants:                          including, but not limited to, (i) maximum
----------                          ratio of Total Debt of Borrower to EBITDA,
                                    (ii) maximum ratio of Senior Debt of
                                    Borrower to EBITDA, (iii) minimum ratio of
                                    EBITDA to Interest Expense of Borrower and
                                    (iv) minimum ratio of EBITDA to fixed
                                    charges of Borrower.

Events of Default:                  Usual for facilities and transactions of
------------------                  this type and others to be agreed upon,
                                    including, but not limited to, nonpayment of
                                    principal, interest, fees or letter of
                                    credit reimbursement obligations; violation
                                    of covenants; incorrectness of
                                    representations and warranties in any
                                    material respect; cross default and cross
                                    acceleration; bankruptcy; material
                                    judgments; ERISA; actual or asserted
                                    invalidity of the guarantees or the security
                                    documents; Chance of Control (defined as
                                    reduction of the ownership of the Sponsors
                                    in the aggregate or of Liberty or SPE in the
                                    Company to below minimum levels to be agreed
                                    upon); and termination, nonrenewal or
                                    renewal on material adverse terms of any
                                    material FCC license or, if renewal thereof
                                    shall have been applied for, the non-renewal
                                    or renewal on material adverse terms of any
                                    other FCC license.

Assignments and                     Lenders will be permitted to assign loans
---------------                     and commitments to other Lenders (or their
Participations:                     affiliates) without restriction, or to other
---------------                     financial institutions with the consent of
                                    the Administrative Agent and the Borrower,
                                    which is not to be unreasonably withheld.
                                    The Administrative Agent will receive a
                                    customary processing and recordation fee,
                                    payable by the assignor and/or the assignee,
                                    with each assignment. Assignments will be by
                                    novation.

                                    Lenders will be permitted to participate in loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (i) reductions of principal, interest or fees; (ii) extensions of maturity; and (iii) certain releases of collateral or guarantees.

Expenses and                        All out-of-pocket expenses of the Lenders
------------                        for enforcement costs and documentary taxes
Indemnification                     associated with the Credit Facility are to
---------------                     be paid by the Borrower.

                                    The Borrower and the guarantors will,
                                    jointly and severally, indemnify the
                                    Arrangers, the Administrative Agent, the Co-
                                    Syndication Agents, the Documentation Agent, the Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons and hold them harmless from and against all costs and expenses
                                    (including fees, disbursements and other charges of counsel) and all liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Credit Documents or any documents related thereto, any extension of credit thereunder, the
                                    Transactions or any transactions connected therewith; provided, however, that no indemnified person will be indemnified for costs, expenses or liabilities determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from its own gross negligence or willful misconduct.

Governing Law
-------------
and Forum:                          New York.
----------
Waiver of Jury Trial:               In customary form.
---------------------

Counsel to Agent:                   Dewey Ballantine LLP.
-----------------

                                                                         Annex I


                         Sources and Uses of Funds/a/
                         (in millions of U.S. dollars)
                         (all figures are approximate)

             Source of Funds                                  Uses of Funds
             ---------------                                  -------------
Credit Facilities              $319.4/b//c/          Acquisition                             $526.6
Assumed Capital Leases            5.6                Option Proceeds                          (25.0)/c/
                                                                                             ------
                                                                                              501.6

Debentures                      100.0/d/             Assumed Capital Leases                     5.6
Equity Contribution             267.1                Refinancing                              192.0
Network Sale                     67.1                Fees and Expenses                         60.0
                               ------                                                        ------
Total Sources                  $759.2                Total Uses                              $759.2
                               ======                                                        ======



____________________
/a/  Does not include Refinancing to Target W/C Facility.

/b/ Excludes additional availability of $30.6 million under the Revolving Credit Facility.

/c/ The Company, at its option, may replace up to $25.0 million of borrowings under the Credit Facilities used to fund the Transactions with additional proceeds from issuance of the Debentures.

/d/  Reflects cashless exercise.

                                                                        Annex II

                                  CONDITIONS
                                  ----------

          The commitments of Credit Suisse First Boston ("CSFB") and Canadian
                                                          ----
Imperial Bank of Commerce ("CIBC" and, together with CSFB, the "Arrangers")
                            ----                                ---------
pursuant to the Senior Secured Credit Facilities Commitment Letter dated November 23, 1997 (the "Commitment Letter"), between the Arrangers, on the one
                        -----------------
hand, and Apollo Investment Fund III, Liberty Media Corporation, Sony Pictures Entertainment Inc. and Bastion Capital Fund, L.P., on the other hand, shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Commitment Letter):

          (i) Liberty and SPE together shall own (through Holdings) not less than 49.9% of the economic interests of Target and Holdings shall own 100% of the capital stock of Newco;

          (ii) after the date of the Commitment Letter, no information or other matter relevant to the Transactions becomes known to the Arrangers that the Arrangers in good faith believe is inconsistent in a material and adverse manner with (a) any information or other matter relevant to the Transactions disclosed to the Arrangers prior to the date of the Commitment Letter or (b) any information in or other matter relevant to the Transactions obtained by the Arrangers during their due diligence investigation;

          (iii) there shall not have occurred, exist or become known to the Arrangers any event, condition or change in or affecting the Company that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (iv) the preparation, execution and delivery of definitive documentation satisfactory to the Arrangers, in connection with the Credit Facilities;

          (v) each of the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date;

          (vi) the definitive agreement relating to the acquisition shall be substantially the same as the draft Agreement and Plan of Merger by and among TLMD Station Group, Inc., TLMD Acquisition Co. and Telemundo Group, Inc. delivered to Arrangers on the date hereof; the affiliation agreement between the Company and the Network ("Affiliation Agreement") shall be as
                                           ---------------------
     described on the summary thereof delivered to Arrangers on the date hereof; the Arrangers shall be reasonably satisfied with any operating agreements of the Company; and the Arrangers shall be reasonably satisfied as of the Closing Date that the definitive documentation with respect to each of the Transactions is consistent with, and sets forth the transactions contemplated by, the term sheet to which this Annex II is attached;

          (vii) the Arrangers shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Company may be subject, and the plans of the Company with respect thereto (it being understood that satisfaction with the review of Phase I environmental assessment reports, which shall be concluded prior to December 23, 1997 (and any follow-up investigations thereto) shall constitute satisfaction with such matters);

          (viii) all requisite governmental authorities (including the FCC and any antitrust or banking authorities in the Applicable Jurisdictions or any other relevant jurisdiction) and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Commitment Letter to the extent required, in each case to the extent failure to obtain such consent or approval, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be no governmental or judicial action, actual or threatened, that has a reasonable likelihood of materially restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby (it being understood that FCC approval shall be deemed to have been obtained upon receipt of an initial favorable ruling from the FCC unless the Arrangers in good faith believe that such initial ruling is reasonably uncertain to become final and non-appealable);

          (ix) the Arrangers shall have received an opinion (and related going-concern valuation) reasonably satisfactory in all respects to the Arrangers, as applicable, from an independent valuation firm reasonably satisfactory to the Arrangers, in each case to the effect that, after giving effect to the Transactions, neither Target nor the Company will (a) be insolvent, (b) be rendered insolvent by the indebtedness incurred in connection therewith, (c) be left with unreasonably small capital with which to engage in its business or (d) have incurred debts beyond its ability to pay such debts as they mature;

          (x) after giving effect to the Transactions and the affiliation agreements to be entered into in connection therewith, the ratio of (a) consolidated total debt of the Company (excluding the Debentures) as of the Closing Date to (b) EBITDA of the Company (calculated with such adjustments which result from the sale of the Network and the execution of the Affiliation Agreement and are reflected in the business plan previously provided to the Arrangers and such other adjustments as may be agreed to by the parties) for the twelve-month period ending with the fiscal quarter immediately preceding the Closing Date shall not be greater than 7.0x;

          (xi) after giving effect to the Transactions and the affiliation agreements to be entered into in connection therewith, the ratio of (a) consolidated total debt and preferred stock of the Company as of the Closing Date to (b) EBITDA of the Company (calculated with such adjustments which result from the sale of the Network and the execution of the Affiliation Agreement and are reflected in the business plan previously provided to the Arrangers and such other adjustments as may be agreed to by the parties) for the twelve-month period ending with the fiscal quarter immediately preceding the Closing Date shall not be greater than 9.75x;

          (xii) the Arrangers shall be satisfied that, following the Transactions, the Company will have not less than $25.0 million (subject to reduction to reflect seasonal working capital needs of the Target) of availability under the Revolving Credit Facility for working capital purposes;

          (xiii) customary closing conditions for transactions similar to the Credit Facilities, as applicable, including, without limitation, (a) the accuracy of all representations and warranties, (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Commitment Letter, (c) the absence of any material change in the capital, corporate and organizational structure of the Company (d) first-priority perfected security interests in the Collateral,
     (e) compliance with applicable laws and regulations (including employee health and safety, margin regulations and environmental laws), (f) obtaining evidence of reasonably satisfactory insurance, (g) evidence of authority, (h) consents of all relevant persons, and (i) the receipt by the Arrangers of reasonably satisfactory legal opinions (including as to perfection of security interests in the Collateral and as to FCC licenses and FCC approvals);

          (xiv) there shall not have occurred after the date of the Commitment Letter (a) any general suspension (other than temporary "circuit breakers") of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction, (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, which makes it, in the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facilities, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, which makes it, in the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facilities, (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, which makes it, in the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facilities, or (f) any other material adverse change in banking or capital market conditions that has had or reasonably could have a material adverse effect on the syndication of leveraged bank credit facilities that the Arrangers shall reasonably determine makes it impracticable to consummate the syndication of the Credit Facilities, prior to the terminations of the marketing period with respect thereto;

          (xv) the receipt by the Arrangers on or before the Closing Date, of financial statements of the Company (including notes thereto), consisting of (a) audited balance sheets as of December 31, 1996 and 1997, (b) audited statements of operations, cash flows and stockholders' equity for each of the three fiscal-years ending December 31, 1995, 1996 and 1997, (c) consolidated and consolidating financial statements for each of the three fiscal years ending December 31, 1995, 1996 and 1997 and supporting documentation satisfactory to the Arrangers, (d) comparable unaudited financial statements covering all quarterly or other appropriate periods subsequent to January 1, 1998 (and for comparable periods in the preceding year), and (e) pro forma balance sheet as of the end of the fiscal quarter immediately preceding the Closing Date and pro forma statements of operations and cash flows for the year ending December 31, 1997 and the period from January 1, 1998 to the end of the fiscal quarter immediately preceding the Closing Date (it being understood that if the Closing Date shall be prior to March 15, 1998, the Company shall provide financial statements for only those periods as would be required for a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"); all such financial statements, historical or pro forma,
     ---------------
     delivered pursuant to this paragraph (xiv) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act and shall not be materially inconsistent with financial statements previously provided to the Arrangers; and

          (xvi) payment of fees and expenses, including reasonable fees and expenses of the Arrangers' counsel.

          "Material Adverse Effect" shall mean a material adverse effect on (i)
           -----------------------
the business, results of operations, financial condition or prospects of Target and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or the rights, remedies and benefits available to the parties thereunder.

          "Applicable Jurisdiction" means the United States and New York State.
           -----------------------